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                                                                     EXHIBIT 5.1

                                January 19, 2001

Network Associates, Inc.
3965 Freedom Circle
Santa Clara, California 95054

        RE: REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about January 19, 2001, in connection with the registration under the Securities Act of 1933, as amended, of 5,500,000 shares of Common Stock to be issued under the Company's 2000 Nonstatutory Stock Option Plan, as amended. Such shares are referred to herein as the "Shares" and the 2000 Nonstatutory Stock Option Plan, as amended, is referred to herein as the "Plan."

        As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Plan.

        It is our opinion that the Shares, when issued and sold in the manner referred to in the Plan, and pursuant to the agreements which accompany the Plan, will be legally and validly issued, fully paid and nonassessable.

        We consent to the use of this opinion as an exhibit to said Registration Statement and further consent to the use of our name wherever appearing in said Registration Statement and any amendments thereto.

                                    Sincerely,

                                    WILSON SONSINI GOODRICH & ROSATI
                                    Professional Corporation

                                    /s/ WILSON SONSINI GOODRICH & ROSATI